Exhibit 99.1

Contact:	J. Alexander Fjelstad, CEO or
Jeffrey B. Murphy, CFO
RTW, Inc.
(952) 893-0403

RTW, Inc. Reports Profitable Second Quarter

MINNEAPOLIS — July 23, 2003 — RTW, Inc. (Nasdaq: RTWI), a leading provider of products and services to cost-effectively manage both insured and self-insured workers’ compensation programs, today reported net income for the second quarter ended June 30, 2003, of $639,000, or $0.12 per basic and diluted share and $1.2 million, or $0.23 per basic and diluted share for the six months ended June 30, 2003.

     J. Alexander Fjelstad, President and CEO of RTW, said, “We continue to realize solid operating performance as a result of our focus on aggressively managing claims to closure through the use of our proprietary claims systems, “The RTW Solution®” and “ID 15®.” In addition, the market conditions remain favorable. We continue to write good business at reasonable rates and expect this trend to continue for the remainder of 2003. During the quarter, we wrote our first fee-for-service business in both Michigan and Colorado.”

     The second quarter 2003 results include a $2.4 million ($2.7 million through six months) reduction in claims and claim settlement expenses resulting from favorable development of claims. The results also include a $1.5 million charge related to reapportionment of premiums for pools in which the Company participates and a charge of $300,000 for bonus expense.

     Net income for the second quarter of 2002 was $208,000, or $0.04 per basic and diluted share and was $2.9 million, or $0.56 per basic and diluted share for the six months ended June 30, 2002. Net income for the six months ended June 30, 2002 included a one-time $3.0 million reduction in claim and claim settlement expenses resulting from reducing the accrual for the Minnesota Special Compensation Fund (SCF) recorded in the first quarter of 2002. The SCF accrual decrease resulted from legislative changes in Minnesota in March 2002.

     Premiums in force at June 30, 2003, decreased to $50.3 million from $59.1 million at June 30, 2002 due to decisions made to exit unprofitable regions including Missouri and New England and unprofitable Professional Employer Organization business (PEO’S) in Michigan. Gross premiums earned followed the decrease in premiums in force decreasing 12.5 percent to $12.6 million for the second quarter of 2003 from $14.4 million for the same period in the prior year and decreasing 20.6 percent to $25.6 million for the six months ended June 30, 2003 from $32.2 million for the same period in the prior year. After reflecting premiums ceded under reinsurance treaties, premiums earned decreased by 24.6 percent to $10.8 million for the quarter ended June 30, 2003 from $14.4 million reported in the second quarter of 2003 and decreased 29.9 percent to $22.0 million for the six months ended June 30, 2003 from $31.3 million for the same period in 2002. Premiums ceded under excess of loss treaties increased significantly in 2003 due to rate increases for excess of loss reinsurance coverage in our non-Minnesota regions while our Minnesota cost decreased only slightly. Also, we lowered our retention in all our regions in 2003 by purchasing increased excess of loss coverage in order to further reduce volatility in our results.

     Mr. Fjelstad commented, “Premiums in force dropped as low as $48.6 million in the first quarter of 2003 from $54.2 million at December 31, 2002 due to strong competition on January business in all our regions. The competition in our markets has abated since January and our premiums in force have increased to $55.2 million as of July 1, 2003. We are very pleased with this progress on the underwriting side of our business.”

     For the second quarter, total revenue was $12.0 million, compared to $15.8 million last year and was $24.4 million for the six months ended June 30, 2003 compared to $35.6 million for the same period in 2002. Included in total revenue for the second quarter is investment income of $1.2 million, compared to $1.4 million last year and $2.4 million for the six months ended June 30, 2003 compared to $2.8 million for the same period in 2002. Additionally, in the first six months of 2002, we recorded net realized investment gains totaling $1.4 million; no realized investment gains or losses were recorded in the first or second quarters of 2003.

     RTW, Inc., based in Minneapolis, Minnesota, manages workers’ compensation programs for insured and self-insured employers using its proprietary management systems, the RTW SOLUTION® and ID15®. RTW’s workers’ compensation management system is designed to lower employers’ costs and return injured employees to work as soon as possible. RTW offers its services to employers in Minnesota, Wisconsin, South Dakota, Colorado, Michigan and Indiana. Clients span many industries, including manufacturing, health care, hospitality and wholesale/retail.

     RTW, Inc. is traded on the Nasdaq National Market under the symbol RTWI. For more information on RTW, Inc., please visit www.rtwi.com

     Safe Harbor Statement: Some of the statements made in this News Release, as well as statements made by the Company in periodic press releases and oral statements made by the Company’s officials to analysts and shareholders in the course of presentations about the Company, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among other things: (i) the Company’s ability to retain renewing policies and write new business with a B (Fair) rating from A.M. Best; (ii) the Company’s ability to continue to increase pricing in the markets in which it remains; (iii) the ability of the Company’s reinsurers to honor their obligations; (iv) the Company’s ability to accurately predict claim development; (v) the Company’s ability to manage both its existing claims and new claims in an effective manner; (vi) the Company’s experience with claims frequency and severity; (vii) competition and the regulatory environment in which the Company operates; (viii) general economic and business conditions; (ix) the Company’s ability to obtain and retain reinsurance at a reasonable cost; (x) changes in workers’ compensation regulation by states, including changes in mandated benefits or insurance company regulation; (xi) interest rate changes; and (xii) other factors as noted in the Company’s other filings with the SEC. This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may impact the Company’s future performance.

     Included in this press release are the Company’s Consolidated Statements of Income and Condensed Consolidated Balance Sheets.

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RTW, Inc.
CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in 000’s, except share and per share data)

	For the three months ended June 30,		For the six months ended June 30,

	2003	2002	2003	2002

REVENUES:
Gross premiums earned	$12,566	$14,367	$25,588	$32,210
Premiums ceded:
Excess of loss treaties	(1,721)	14	(3,621)	(864)

Premiums earned	10,845	14,381	21,967	31,346
Investment income	1,167	1,403	2,409	2,826
Net realized investment gains	—	(12)	—	1,439
Other income	28	—	56	—

Total revenues	12,040	15,772	24,432	35,611
EXPENSES:
Claim and claim settlement expenses	5,704	11,330	13,898	23,011
Policy acquisition costs	2,765	1,608	3,800	3,794
General and administrative expenses	2,656	2,413	4,942	5,643

Total expenses	11,125	15,351	22,640	32,448

Income from operations	915	421	1,792	3,163
Interest expense	13	45	30	99

Income before income taxes	902	376	1,762	3,064
Income tax expense	263	168	559	197

Net income	$639	$208	$1,203	$2,867

Net income per share:
Basic	$0.12	$0.04	$0.23	$0.56

Diluted	$0.12	$0.04	$0.23	$0.55

Weighted average shares outstanding:
Basic	5,128,000	5,155,000	5,121,000	5,153,000

Diluted	5,310,000	5,187,000	5,221,000	5,169,000

RTW, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS

(In 000’s)

	June 30,	December 31,
	2003	2002

	(Unaudited)	(Audited)
ASSETS
Available-for-sale investments, at market value	$104,528	$81,410
Cash and cash equivalents	13,307	36,288
Premiums receivable	3,826	3,537
Reinsurance recoverable:
On unpaid claim and claim settlement expenses	79,551	91,822
On paid claim and claim settlement expenses	1,035	2,109
Other assets	7,548	8,668

Total assets	$209,795	$223,834

LIABILITIES AND SHAREHOLDERS’ EQUITY
Unpaid claim and claim settlement expenses	$163,485	$181,262
Unearned premiums	8,302	7,130
Accrued expenses and other liabilities	5,472	4,382
Notes payable	500	1,250

Total liabilities	177,759	194,024
Shareholders’ equity	32,036	29,810

Total liabilities and shareholders’ equity	$209,795	$223,834